Exhibit 99.1

          Southwest Water Appoints Chairman, Vice Chairman;
                Announces Resignation of President/COO

    LOS ANGELES--(BUSINESS WIRE)--May 19, 2006--Southwest Water Company (NASDAQ:SWWC) today announced that its board of directors elected chief executive officer, Mark A. Swatek, as a director and chairman of the board, succeeding Anton C. Garnier, who remains a director and was appointed executive vice chairman. Swatek was appointed chief executive officer of Southwest Water in April and took office on May 15th. The company also announced that Peter J. Moerbeek has resigned as a director and as president and chief operating officer.
    "Pete has decided to pursue other opportunities after helping Southwest Water through a transition period," said Swatek. "He has done a great job over the last 10 years, and Southwest Water has benefited from his leadership and guidance. We want to thank Pete for his service and wish him the very best in his future endeavors."
    Commenting on his new role, Swatek stated: "As I assume the added role of chairman, I look forward to Tony's continued advice and counsel. Southwest Water is a great company with a proven strategy, and I am committed to continuing to enhance shareholder value. We will continue to build on our geographic diversification strategy through selected profitable utility acquisitions and new operations and maintenance and design/build/operate contracts. We will also continue to actively manage our utility rate proceedings and offer additional value-added services to our current clients."
    Southwest Water Company provides a broad range of services including water production, treatment and distribution; wastewater collection and treatment; utility billing and collection; utility infrastructure construction management; and public works services. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people from coast to coast depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's Web site: www.swwc.com.

    This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company's ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to changes in regulatory, political, weather, economic, business, competitive, market, environmental and other factors. More detailed information about these factors is contained in the company's filings with the Securities and Exchange Commission, including the company's 2005 Annual Report on Form 10-K and Quarterly Report for the quarter ended March 31, 2006 on Form 10-Q. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

    CONTACT: Southwest Water Company
             DeLise Keim, 213-929-1846
             www.swwc.com